Exhibit 10.2

TWO-YEAR CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made effective as of the 6th day of November 2025 (the “Effective Date”), by and among Hanmi Financial Corporation, a Delaware corporation (the “Company”), Hanmi Bank (the “Bank”), a wholly-owned subsidiary of the Company, and Matthew Fuhr (the “Executive”). The Company and the Bank are sometimes collectively referred to as the “Employers.”

WITNESSETH

WHEREAS, the Executive is currently employed as an officer of the Company and/or the Bank ;

WHEREAS, the Company and/or the Bank desire to assure the Executive’s continued active participation in the business of the Employers; and

WHEREAS, to induce the Executive to remain in the employ of the Company and/or the Bank and in consideration of the Executive agreeing to remain in the employ of the Company and/or the Bank, the parties desire to specify the severance benefits that would be due to the Executive if the Executive’s employment with the Company and/or the Bank terminates under specified circumstances.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.
Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:
a.
Base Salary. The Executive’s “Base Salary” for purposes of this Agreement means the Executive’s annual base salary in effect immediately before the occurrence of the circumstance giving rise to the Executive’s termination, or, if greater, the Executive’s annual base salary in effect immediately before the Change in Control.
b.
Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, material breach of the Company’s or the Bank’s Code of Business Conduct and Ethics, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or willfully engaging in actions that in the reasonable opinion of the Employer’s Board of Directors (“Board of Directors”) will likely cause substantial financial harm or substantial injury to the business reputation of the Company or the Bank. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Employers. Executive’s employment shall not be terminated for “Cause” in accordance with this paragraph for any act or action or failure to act that is undertaken or omitted in accordance with a resolution of the Board of Directors or upon the written advice of the Employers’ counsel.
c.
Change in Control. “Change in Control” of the Bank or Company means any transaction or series of related transactions as a result of which:
i.
Merger: The Company or the Bank merges into or consolidates with another entity, or merges another Bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

Exhibit 10.2

ii.
Acquisition of Significant Share Ownership: A person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (2) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;
iii.
Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (3), each director who is first elected by the board or first nominated by the board by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or
iv.
Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.
d.
Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
e.
Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination.
f.
Disability. “Disability” shall mean termination because of any physical or mental impairment that qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Employers or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.
g.
Good Reason. “Good Reason” shall mean termination by the Executive following a Change in Control based on any of the following events, without the Executive’s express written consent:
i.
The assignment by the Company or the Bank to the Executive of any positions, duties, responsibilities or status that are materially less as compared to the Executive’s positions, duties, responsibilities and status with the Employers immediately prior to a Change in Control, or a material change in the Executive’s reporting responsibilities, titles or offices as an officer and employee and as in effect immediately prior to such a Change in Control, or any removal of the Executive from or any failure to re-elect the Executive to any of such responsibilities, titles or offices;
ii.
A reduction in the Executive’s base salary or award opportunity under the Employers’ incentive compensation plans or arrangements as in effect immediately prior to the date of the Change in Control or as the same may be increased from time to time thereafter;
iii.
A change in the Executive’s principal place of employment by more than 25 miles from its location immediately prior to the Change in Control; or
iv.
The failure by the Company to obtain the assumption of and agreement to perform this Agreement by any successor.

Notwithstanding the foregoing, prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Company within ninety (90) days following the initial existence of the condition, describing the existence of such condition, and the Company shall thereafter have the right to remedy the condition within thirty (30) days of the date the Company received written notice from the Executive,

Exhibit 10.2

but the Company may waive its right to cure. If the Company remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Company does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

h.
IRS. IRS shall mean the Internal Revenue Service.
i.
Notice of Termination. Any purported termination of the Executive’s employment by the Employers for any reason, including without limitation for Cause or Disability, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers’ termination of the Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 11 hereof.
2.
Term of Agreement. The term of this Agreement shall be for twenty-four (24) months, commencing on the Effective Date. On January 1st of each calendar year that begins on or after the Effective Date, the term of the Agreement shall renew such that the remaining term shall be twenty-four (24) full calendar months beginning on such January 1st, unless either the Executive or the Employers provide the other party with written notice of non-renewal of the term at least sixty (60) days prior to such January 1strenewal date. References herein to the term of this Agreement shall refer both to the initial term and successive terms. A Notice of Termination shall be presumed to constitute a notice of termination of this Agreement.
3.
Benefits Upon Termination. If the Executive’s employment by the Company or the Bank is terminated on or within two (2) years subsequent to a Change in Control and during the term of this Agreement by (i) the Company or Bank for other than Cause, Disability, or the Executive’s death or (ii) the Executive for Good Reason (a “Qualifying Termination”), then the Company or the Bank shall pay the Executive in a lump sum in cash within ten (10) days after the Date of Termination or, in the event of the Executive’s death after a Qualifying Termination but prior to payment, the Executive’s beneficiary or beneficiaries (or estate in the event there is no beneficiary election) the aggregate of the following amounts:
a.
Salary. Earned but unpaid Base Salary through the Date of Termination;
b.
Pro-Rata Annual Cash Incentive. Any annual cash incentive pursuant to any applicable incentive plan that covers the Executive, which incentive would be paid or payable if the Executive and the Company and/or the Bank were to satisfy all performance-related conditions to the Executive receiving (i) the annual incentive at target for the fiscal year in which the Date of Termination occurs (or for the prior fiscal year if the incentive opportunity has not yet been determined), with such amount pro-rated through the Date of Termination or, (ii) if greater, the Executive’s annual incentive at target in effect immediately before the Change in Control, with such amount pro-rated through the Date of Termination;
c.
Other Compensation and Benefit Plans. All benefits due to the Executive as a former employee other than pursuant to this Agreement under the Bank’s and the Company’s compensation and benefits plans (the items described in Sections 3(a), (b) and (c), the “Standard Termination Entitlements”);
d.
Cash Severance. An amount equal to two (2) times the sum of (a) the Executive’s Base Salary, or if greater, the Executive’s Base Salary immediately before the Change in Control, and (b) the greater of the Executive’s (i) average annual cash incentive earned in the prior three (3) consecutive calendar years, or (ii) the annual cash incentive that would be paid or payable to the Executive receiving the annual incentive at

Exhibit 10.2

target for the fiscal year in which the Date of Termination occurs (or for the prior fiscal year if the incentive opportunity has not yet been determined), as if the Executive and the Bank were to satisfy all performance-related conditions;
e.
Continued Insurance Benefits. If the Executive timely elects to continue Bank-provided health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) law, the Bank will pay directly or, at its election, reimburse the Executive for the cost of such COBRA premiums, at the same level as the Executive maintained as of the Date of Termination, through the end of the COBRA period (18 months), or until such time as the Executive qualifies for health insurance benefits through a new employer, whichever occurs first (the “COBRA Period”). The reimbursement shall be for 100% of the Executive’s COBRA premiums, as well as for the Executive’s eligible dependents’ COBRA premiums, and the coverage to be provided on this basis shall be health and dental coverage. Notwithstanding the foregoing, if (x) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (y) the Bank is otherwise unable to continue to cover you under its group health plans without incurring penalties (including without limitation, pursuant to the Patient Protection and Affordable Care Act or Section 2716 of the Public Health Service Act or any other health care law), then, in either case, an amount equal to each remaining COBRA premium under such plans shall thereafter be paid to the Executive in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof); and
f.
Equity Awards. Executive’s time-vesting equity awards shall fully and automatically vest as of the date of such Change in Control and Executive’s performance-vesting equity awards shall be treated in accordance with the terms of the plan document and applicable award agreement governing such performance-vesting equity award.
4.
Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 3 hereof (the “Severance Benefits”), either alone or together with other payments and benefits that the Executive has the right to receive from the Employers, would constitute a “parachute payment” under Section 280G of the Code, and but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then notwithstanding the provisions of Section 3, the Severance Benefits shall be reduced (the “Benefit Reduction”) by the minimum amount necessary to result in no portion of the Severance Benefits being subject to the Excise Tax, provided, however, that the Benefit Reduction shall occur only if such reduction would result in the Executive’s “Net After-Tax Amount” attributable to the Severance Benefits being greater than it would be if no Benefit Reduction was effected. For this purpose, “Net After-Tax Amount” shall mean the net amount of Severance Benefits the Executive is entitled to under this Agreement after giving effect to all federal, state and local taxes that would be applicable to such payments and benefits, including but not limited to, the Excise Tax. The determination of whether the Benefit Reduction shall be effected shall be based upon consultation with an independent tax advisor selected by the Employers and paid by the Employers. Such independent tax advisor shall be reasonably acceptable to the Employers and the Executive; shall promptly prepare the foregoing analysis, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such independent tax advisor deems necessary or advisable for this purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 4, or a reduction in the payments and benefits specified in Section 3 below zero.
5.
No Mitigation; Exclusivity of Benefits.
a.
The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise. The amount of severance to be provided pursuant to Section 3 hereof

Exhibit 10.2

shall not be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.
b.
The specific arrangements referred to herein are not intended to exclude any other benefits that may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.
6.
Withholding. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.
7.
Nature of Employment and Obligations.
a.
Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Employers and the Executive, and the Employers may terminate the Executive’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.
b.
Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits that may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.
8.
Source and Allocation of Payments. All monetary payments and non-monetary benefits provided in this Agreement shall be timely paid in cash or check, or otherwise provided for, from the general funds of (a) the Company or (b) to the extent provided under an agreement between the Company and the Bank governing the allocation of expenses, the Bank, it being the intent of this Agreement to provide for the aggregate compensation due to the Executive for all services provided by Executive to the Bank and/or the Company.
9.
No Attachment.
a.
Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.
b.
This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Bank, the Company and their respective successors and assigns.
10.
Assignability. The Bank will assign its rights and obligations hereunder in whole to any successor. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.
11.
Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company or the Bank:

Hanmi Financial Corporation

900 Wilshire Boulevard, Suite 1250

Los Angeles, California 90017

Exhibit 10.2

Attention: Chairman of the Board of Directors

To the Executive:

Most Recent Address on File with the Company or the Bank

12.
Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Company and/or the Bank to sign on their behalf; provided, however, that this Agreement shall be subject to amendment in the future in such manner as the Company and/or the Bank shall reasonably deem necessary or appropriate to effect compliance with Section 409A and the regulations thereunder and to avoid the imposition of penalties and additional taxes under Section 409A, it being the express intent of the parties that any such amendment shall not diminish the economic benefit of the Agreement to the Executive on a present value basis. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
13.
Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.
14.
Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
15.
Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.
16.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
17.
Miscellaneous Provisions.
a.
This Agreement does not create any obligation on the part of the Employers to make payments to (or to employ) Executive unless a Change in Control of the Bank or the Company shall have occurred. Following a Change in Control, Executive’s employment may be terminated at any time, but any termination, other than a termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 1(b) hereof.
b.
Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.
18.
Reinstatement of Benefits After Regulatory Action. If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by an action of a regulatory agency having jurisdiction over the Employers during the term of this Agreement and a Change in Control, as defined herein, occurs, the Employers will assume their obligation to pay and the Executive will be entitled to receive all of the termination benefits provided for under Section 3 of this Agreement only upon the Employer’s (or its successor’s) receipt of a dismissal of charges by the regulatory agency.

Exhibit 10.2

19.
Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, in the County of Los Angeles, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Los Angeles, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure § 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that if provisional injunctive relief is not available, or is not available in a timely manner, through such arbitration, then provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Either you or the Employers may initiate the arbitration process by delivering a written request for arbitration to the other party within the time limits that would apply to the filing of a civil complaint in state or federal district court, as applicable to the claim at issue. A late request will be void. Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties hereto acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or your employment. The parties hereto agree that the Employers shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. You and the Employers further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or her reasonable attorneys’ fees and costs (other than forum costs associated with the arbitration) incurred by it or the Executive in connection with resolution of the dispute in addition to any other relief granted. Notwithstanding this provision, the parties hereto may mutually agree to mediate any dispute prior to or following submission to arbitration.
20.
Payment of Costs and Legal Fees. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Employers if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement in the Executive’s favor. Such payment or reimbursement shall be made within sixty (60) days after the settlement or resolution that gives rise to the Executive’s right to reimbursement; provided, however, that the Executive shall have submitted to the Employers documentation supporting such expenses at such time and in such manner as the Employers may reasonably require.
21.
Entire Agreement. This Agreement embodies the entire agreement between the Company and the Executive with respect to the matters agreed to herein. All prior agreements between the Company and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to Executive without reference to this Agreement.
22.
Internal Revenue Code Section 409A. The Employers and the Executive acknowledge that each of the payments and benefits to the Executive under this Agreement must either comply with the requirements of Section 409A of the Code and the regulations thereunder or qualify for an exception from compliance. To that end, the Employers and the Executive agree that:

Exhibit 10.2

a.
the legal fee reimbursements described in Section 20 are intended to satisfy the requirements for a “reimbursement plan” described in Treasury Regulation section 1.409A-3(i)(1)(iv)(A) and shall be administered to satisfy such requirements;
b.
the medical and dental coverage described in Section 3 are intended (A) if furnished in-kind, to be exempt from compliance with Section 409A of the Code as a welfare benefit plan described in Treasury Regulation Section 1.409A-1(b)(5) and (B) if furnished by reimbursement, to satisfy the requirements for a “reimbursement or in-kind benefit plan” described in Treasury Regulation section 1.409A-3(i)(1)(iv)(A) and shall be administered to satisfy such requirements; and
c.
the Standard Termination Entitlements payable upon termination of employment described in Section 3 are intended to be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(3) as payments made pursuant to the Employers’ customary payment timing arrangements.

All other payments and benefits due to the Executive under this Agreement on account of Executive’s termination of employment that are not exempt from Section 409A of the Code shall not be paid prior to, and shall, if necessary, be deferred to and paid on the later of the earliest date on which the Executive experiences a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if the Executive is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of Executive’s separation from service, the first day of the seventh month following Executive’s separation from service.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

HANMI FINANCIAL CORPORATION
& HANMI BANK

/s/ Bonnie Lee___________________________

Bonnie Lee, President & CEO

EXECUTIVE

/s/ Matthew Fuhr________________________

Matthew Fuhr, EVP & Chief Credit Officer